                                                                  EXHIBIT 10.15


                              AMENDED AND RESTATED
                                 LOAN AGREEMENT

         THIS AMENDED AND RESTATED LOAN AGREEMENT (this "AGREEMENT"), is entered into as of October 30, 2000 (the "CLOSING DATE"), by and between OTG SOFTWARE, INC., a Delaware corporation ("OTG" or the "BORROWER") as the borrower, and PNC BANK, NATIONAL ASSOCIATION, (the "BANK");

         WHEREAS, the Borrower and the Bank are parties to a Loan Agreement dated as of July 22, 1999 (the "ORIGINAL LOAN AGREEMENT") pursuant to which the Bank made available a revolving credit facility to the Borrower in an aggregate principal amount not to exceed $5,000,000; and

         WHEREAS, the Borrower and the Bank are parties to an Amendment No. 1 to the Loan Agreement dated March 17, 2000 (the "AMENDMENT NO. 1") whereby the Bank agreed to modify certain covenant compliance and reporting requirements set forth in the Original Loan Agreement, subject to the terms and conditions of Amendment No. 1 (the Original Loan Agreement as amended by Amendment No. 1 referred to herein as the "LOAN AGREEMENT"); and

         WHEREAS, the Borrower has requested that the Bank further amend the Loan Agreement to (i) increase the maximum availability under the Revolving Credit to $10,000,000 with a $5,000,000 subline for letters of credit; (ii) extend the maturity date for the Revolving Credit; (iii) modify the interest rate for the Revolving Credit; and (iv) modify certain covenant compliance and reporting requirements set forth in the Loan Agreement and the Bank has agreed to make such modifications according to the terms and subject to the conditions set forth herein.

         NOW, THEREFORE, in consideration of the premises herein and other good and valuable consideration, the Borrower and the Bank, intending to be legally bound hereby, agree as follows:

1. FACILITY. Subject to the terms and conditions hereof and relying on the representations and warranties hereof, the Bank agrees to make Revolving Credit Loans to the Borrower until the Expiration Date PROVIDED that the sum at any time of (i) the aggregate principal amount of all Revolving Credit Loans, (ii) the aggregate face amount of all Letters of Credit and
     (iii) the aggregate amount of all unreimbursed draws on Letters of Credit shall not exceed the lesser of $10,000,000 and the Borrowing Base; and PROVIDED, FURTHER, that the sum at any time of (y) the aggregate face amount of all Letters of Credit and (z) the aggregate amount of all unreimbursed draws on Letters of Credit shall not exceed $5,000,000.

     The proceeds of the Revolving Credit shall be used for general corporate and working capital purposes.

2. TERMS AND CONDITIONS. The Facility shall consist of the components set forth in Section 1 hereof in accordance with the following terms:

     2.1 EXPIRATION DATE. Three hundred sixty four (364) days from the date of the closing of this Agreement ("CLOSING DATE"), or on such subsequent anniversary of the Closing Date as the parties hereto may agree in writing (the "REVOLVING CREDIT EXPIRATION DATE").

     2.2. INTEREST RATE OPTIONS. The Borrower shall pay interest upon the outstanding unpaid principal amount of the Advances as selected by it from the Base Rate Option or LIBOR-Rate Option set forth below applicable to the Advances, it being understood that, subject to the provisions of this Agreement, the Borrower may select different Interest Rate Options and different Interest Periods to apply simultaneously to the Advances comprising different Borrowing Tranches and may convert to or renew one or more Interest Rate Options with respect to all or any portion of the Advances comprising any Borrowing Tranche; PROVIDED, THAT, there shall not be at any one time outstanding more than forty (40) Borrowing Tranches in the aggregate among all of the Advances accruing interest at the LIBOR-Rate Options. If at any time the designated rate applicable to any Advance made by the Bank exceeds the highest lawful rate, the rate of interest on such Advance shall be limited to the highest lawful rate.

          (a) REVOLVING CREDIT INTEREST RATE OPTIONS. The Borrower shall have the right to select from the following Interest Rate Options applicable to the Revolving Credit Advances:

               (i) BASE RATE OPTION: A fluctuating rate per annum (computed on the basis of a year of 360-day year for the actual number of days elapsed) equal to the Revolving Credit Base Rate. The interest applicable to the Obligations (as hereinafter defined) shall change on each date there is a change in the Revolving Credit Base Rate. The Revolving Credit Base Rate shall equal the Prime Rate. "PRIME RATE" means the rate announced from time to time by the Bank as its "prime rate"; it is a base rate upon which other rates charged by the Bank are based, and it is not necessarily the best rate offered by the Bank.

                                       and

               (ii) LIBOR-RATE OPTION: A rate per annum (computed on the basis of a year of 360 days and actual days elapsed) equal to the LIBOR-Rate plus two and one-half percent (2.5%).

          (b) RATE QUOTATIONS. The Borrower may call the Bank on or before the date on which an Advance Request is to be delivered to receive an indication of the rates then in effect, but it is acknowledged that such projection shall not be binding on the Bank nor affect the rate of interest which thereafter is actually in effect when the election is made.

          (c) INTEREST PERIODS. At any time when the Borrower shall select, convert to or renew a LIBOR-Rate Option, the Borrower shall notify the Bank thereof at least three (3) Business Days prior to the effective date of such LIBOR-Rate Option by delivering an Advance Request. The notice shall specify an interest period (the "INTEREST PERIOD") during which such Interest Rate Option shall apply, such Interest Period to be one, two, three, six or twelve Months. Notwithstanding the preceding sentence, the following provisions shall apply to any selection of, renewal of, or conversion to a LIBOR-Rate Option:

               (i) ENDING DATE AND BUSINESS DAY. Any Interest Period which would otherwise end on a date which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day.

               (ii) AMOUNT OF BORROWING TRANCHE. Each Borrowing Tranche of
                    LIBOR-Rate Advances shall be in integral multiples of $250,000.

              (iii) TERMINATION BEFORE EXPIRATION DATE. The Borrower shall not select, convert to or renew an Interest Period for any portion of the Advances that would end after the Revolving Credit Expiration Date.

               (iv) RENEWALS. In the case of the renewal of a LIBOR-Rate Option at the end of an Interest Period, the first day of the new Interest Period shall be the last day of the preceding Interest Period, without duplication in payment of interest for such day.

          (d) INTEREST AFTER DEFAULT. To the extent permitted by Law, upon the occurrence of an Event of Default and until such time such Event of Default shall have been cured or waived:

               (i) DEFAULT INTEREST RATE. If any payment due hereunder or under any of the Loan Documents is not made, whether of interest, fees, principal, reimbursement obligations or otherwise, interest shall accrue on the overdue amount at a rate of 2% above the otherwise applicable rate (or, if no rate is otherwise applicable 2% per annum) (the "DEFAULT INTEREST RATE").

               (ii) ACKNOWLEDGMENT. The Borrowers acknowledge that the increase in rates referred to in this Section 2.2(d) reflects, among other things, the fact that such Advances or other amounts have become a substantially greater risk given their default status and that the Bank is entitled to additional compensation for such risk; and all such interest shall be payable by Borrower upon demand by Bank.

          (e)  LIBOR-RATE UNASCERTAINABLE.

               (i) UNASCERTAINABLE. If on any date on which a LIBOR-Rate would otherwise be determined, the Bank shall have determined that:

                    (A) adequate and reasonable means do not exist for ascertaining such LIBOR-Rate; or

                    (B) a contingency has occurred which materially and adversely affects the secondary market for negotiable certificates of deposit maintained by dealers of recognized standing relating to the London interbank eurodollar market relating to the LIBOR-Rate, the Bank shall have the rights specified in Section 2.2(f).

               (ii) ILLEGALITY; INCREASED COSTS; DEPOSITS NOT AVAILABLE. If at
                    any time any Bank shall have determined that:

                    (A) the making, maintenance or funding of any Loan to which a LIBOR-Rate Option applies has been made impracticable or unlawful by compliance by such Bank in good faith with any Law or any interpretation or application thereof by any Official Body or with any request or directive of any such Official Body (whether or not having the force of Law); or

                    (B) such LIBOR-Rate Option will not adequately and fairly reflect the cost to the Bank of the establishment or maintenance of any such Advance; or

                    (C) after making all reasonable efforts, deposits of the relevant amount in U.S. Dollars for the relevant Interest Period for an Advance to which a LIBOR-Rate Option applies, respectively, are not available to such Bank at the effective cost of funding a proposed Loan in the London interbank market, then such Bank shall have the rights specified in Section 2.2(f).

          (f)  BANK'S RIGHTS. In the case of any event specified in
               Section 2.2(e) above, the Bank shall promptly notify the Borrower. Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of the Bank to allow the Borrower to select, convert to or renew a LIBOR-Rate Option shall be suspended until the Bank shall have later notified the Borrower of the Bank's determination that the circumstances giving rise to such previous determination no longer exist. If at any time the Bank makes a determination under Section 2.2(e)(i) and a Borrower has previously notified the Bank of its selection of, conversion to or renewal of a LIBOR-Rate Option and such Interest Rate Option has not yet gone into effect, such notification shall be deemed to provide for selection of, conversion to or renewal of the Base Rate Option otherwise available with respect to such Advances. If the Bank notifies the Borrower of a determination under Section 2.2(e)(ii), the Borrower shall, subject to the Borrower's indemnification Obligations under Section 11, as to any Advance of the Bank to which a LIBOR-Rate Option applies, on the date specified in such notice either convert such Advance to the Base Rate Option otherwise available with respect to such Advance or prepay such Advance in accordance with the Revolving Credit Note (as defined herein). Absent due notice from the Borrower of conversion or prepayment, such Advance shall automatically be converted to the Base Rate Option otherwise available with respect to such Advance upon such specified date.

          (g) SELECTION OF INTEREST RATE OPTIONS. If the Borrower fails to select a new Interest Period to apply to any Borrowing Tranche under the LIBOR-Rate Option at the expiration of an existing Interest Period applicable to such Borrowing Tranche in accordance with the provisions of Section 2.2(c), the Borrower shall be deemed to have converted such Borrowing Tranche to the Base Rate Option commencing upon the last day of the existing Interest Period.

          (h)  DEFINITIONS. For purposes of this Section 2.2:

               (i) "BORROWING TRANCHE" shall mean specified portions of the Facility outstanding as follows: (i) any Advances to which a LIBOR-Rate Option applies which become subject to the same Interest Rate Option under the same Advance Request by the Borrower which have the same Interest Period shall constitute one Borrowing Tranche; and (ii) all Advances to which a Base Rate Option applies shall constitute one Borrowing Tranche.

               (ii) "BUSINESS DAYS" shall mean any day other than a Saturday or
                    Sunday or a legal holiday on which commercial banks are authorized or required to be closed for business in Maryland or Pennsylvania and, if the applicable Business Day related to any

                    Advance to which the LIBOR-Rate Option applies, such day must also be a day on which dealings in dollar deposits are carried on in the London interbank market.

              (iii) "LAW" shall mean any law (including common law),
                    constitution, statute, treaty, regulation, rule, ordinance, opinion, release, ruling, order, injunction, writ, decree or award of any Official Body.

               (iv) "LIBOR RATE" shall mean with respect to the Advances
                    comprising any Borrowing Tranche to which the LIBOR-Rate Option applies for any Interest Period, the interest rate per annum determined by the Bank by dividing (the resulting quotient rounded upward to the nearest 1/100th of 1% per annum) (i) the rate of interest determined by the Bank in accordance with its usual procedures (which determination shall be conclusive and binding upon the Borrower, absent manifest error on the part of the Bank) to be equal to the offered rates for deposits in U.S. Dollars for the applicable LIBOR-Rate Interest Period which appears on page 3750 of the Telerate rate reporting system or other similar system as of approximately 11:00 a.m. London time, two (2) Business Days prior to the first day of such LIBOR-Rate Interest Period for an amount comparable to such Advance and having a borrowing date and a maturity comparable to such Interest Period by (ii) a number equal to 1.00 minus the LIBOR-Rate Reserve Percentage. The LIBOR-Rate may also be expressed by the following formula:

                          LIBOR-Rate = OFFERED RATE ON TELERATE PAGE 3750
                                       -------------------------------------
                                       1.00 - LIBOR-Rate Reserve Percentage

                    If more than one offered rate appears on page 3750 of the Telerate reporting system or similar system, the rate will be the arithmetic mean of such offered rates. The LIBOR-Rate shall be adjusted with respect to any LIBOR-Rate Option outstanding on the effective date of any change in the LIBOR-Rate Reserve Percentage as of such effective date. The Bank shall give prompt notice to the Borrower of the LIBOR-Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

               (v) "LIBOR-RATE OPTION" shall mean the option of the Borrower to have Advances bear interest at the rate and under the terms and conditions set forth in Section 2.2.

               (vi) "LIBOR-RATE RESERVE PERCENTAGE" shall mean the maximum percentage (expressed as a decimal rounded upward to the nearest

                    1/100 of 1%) as determined by the Bank which is in effect during any relevant period, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as "EUROCURRENCY LIABILITIES") of a member bank in such System.

              (vii) "MONTH", with respect to an Interest Period under the
                    LIBOR-Rate Option, shall mean the interval between the days in consecutive calendar months numerically corresponding to the first day of such Interest Period. If any LIBOR-Rate Interest Period beings on a day of a calendar month for which there is no numerically corresponding day in the month in which such Interest Period is to end, the final month of such Interest Period shall be deemed to end on the last Business Day of such final month.

             (viii) "OFFICIAL BODY" shall mean any national, federal, state, local or other government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

     2.3 FACILITY FEE. The Borrower shall pay to the Bank on the Closing Date a facility fee of $12,500.


     2.4 BORROWING BASE/AVAILABILITY. The Revolving Credit shall be available in amounts determined in accordance with the Amended and Restated Borrowing Base Rider in the form attached hereto as EXHIBIT A.

     2.5 REQUESTS. Except as otherwise provided herein, the Borrower may from time to time prior to the applicable Revolving Credit Expiration Date request the Bank to make an advance under the Revolving Credit (each an "ADVANCE") by delivering to the Bank a request by telephone immediately confirmed in writing by letter, facsimile or telex in such form (an "ADVANCE REQUEST"), it being understood that the Bank may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Each Advance Request shall be irrevocable and shall specify (a) the proposed borrowing date; (b) the aggregate amount of the proposed borrowing hereunder; and (c) the Interest Rate Option. Each Advance Request shall be accompanied by the most recent Borrowing Base Certificate prepared by the Borrower. Advance Requests using a Base Rate Option shall be delivered by 12:00 Noon, Eastern time, on the day of the requested Advance. Advance Requests using a Libor-Rate Option shall be delivered by 12:00 Noon Eastern time at least three (3) Business Days before the requested Advance.

     2.6. PROMISSORY NOTES. The obligation of the Borrower to repay the aggregate unpaid principal amount of the Revolving Credit, together with interest thereon, shall be evidenced by an amended and restated promissory note of the Borrower ("REVOLVING CREDIT NOTE") payable to the order of the Bank in a face amount equal to the maximum amount of the Revolving Credit.

     2.7. INTENTIONALLY OMITTED.

     2.8. LETTERS OF CREDIT. Standby Letters of Credit, in the aggregate face amount of up to $5,000,000, may be issued on behalf of the Borrower subject to the terms and conditions of this Agreement and the L/C Agreements (as defined below) including:

          (a) ISSUANCE OF LETTERS OF CREDIT. At any time prior to the Revolving Credit Expiration Date, the Borrower may request the issuance of letters of credit (each a "LETTER OF CREDIT") by delivering to the Bank completed Irrevocable Standby Letter of Credit Application and Reimbursement Form for Irrevocable Standby Letter of Credit (the "L/C AGREEMENTS") or such other forms as the Bank may specify from time to time by no later than 10:00 a.m. Eastern time at least three (3) Business Days, or such shorter period as may be agreed to by the Bank, in advance of the proposed date of issuance. Subject to the terms and conditions hereof, and to the terms of the L/C Agreements, the Bank will issue a Letter of Credit having a maturity date no later than (i) the Revolving Credit Expiration Date or (ii) some later date if approved by the Bank and if the face amount of the Letter of Credit is fully cash collateralized on terms acceptable to the Bank.

          (b) LETTER OF CREDIT FEES. The Borrower shall pay to the Bank, with respect to any Letter of Credit, a flat fee of 1.0% per annum on the daily average undrawn face amount of such standby Letter of Credit for the period from and including the date of issuance of such Letter of Credit, payable quarterly in arrears commencing with the first Business Day of each January, April, July and October following issuance of each Letter of Credit and on the Revolving Credit Expiration Date. The Borrower shall also pay to the Bank customary fees and administrative expenses payable with respect to the Letters of Credit as the Bank may generally charge or incur from time to time in connection with the issuance, maintenance, modification (if any), assignment or transfer (if any), negotiation, and administration of Letters of Credit.

          (c) REIMBURSEMENT. In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the Bank will promptly notify the Borrower. Provided that it shall have received such notice, the Borrower shall reimburse (such obligation to reimburse the Bank shall sometimes be referred to as a "REIMBURSEMENT OBLIGATION") the Bank prior to 12:00 Noon, Eastern time on each date that an amount is paid by the Bank under any Letter of Credit (each such date, a "DRAWING DATE") in an amount equal to the amount so paid by the Bank. Any notice given by the Bank pursuant to this
               Section 2.8 (c) may be oral if immediately confirmed in writing; PROVIDED, THAT the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

               With respect to any unreimbursed drawing, the Borrower shall be deemed to have incurred from the Bank an Advance under the Revolving Credit in the amount of such drawing. Such loan shall be due and payable on demand (together with interest) and shall bear interest before demand at the Revolving Credit Base Rate per annum and after demand at the Default Interest Rate.

3. SECURITY. Subject to the partial release contained in the Affirmation and Partial Release of Security Agreement of even date herewith, the security for repayment of the Facility shall include but not be limited to the collateral, guaranties and other documents heretofore, contemporaneously or hereafter executed and delivered to the Bank (the "SECURITY DOCUMENTS"), which shall secure repayment of the Facility, the Revolving Credit Note and draws under Letter of Credits and any amendments, extensions, renewals or increases and all costs and expenses of the Bank incurred in the documentation, negotiation, modification, enforcement, collection or otherwise in connection with any of the foregoing, including but not limited to reasonable attorneys' fees and expenses (hereinafter referred to collectively as the "OBLIGATIONS"). This Agreement (including the Addendum and any Riders thereto), the Revolving Credit Note, the L/C Agreements and the Security Documents are collectively referred to as the "LOAN DOCUMENTS".

4. REPRESENTATIONS AND WARRANTIES. The Borrower makes the following representations and warranties to the Bank which shall be true and correct as of the date of this Agreement and the date of the making of any Advance, and which shall be true and correct except as otherwise set forth on the Addendum attached hereto and incorporated herein by reference (the "ADDENDUM").

     4.1 EXISTENCE, POWER AND AUTHORITY. The Borrower is duly organized, validly existing and in good standing under the laws of the State of its incorporation or organization and has the power and authority to own and operate its assets and to conduct its business as now or proposed to be carried on, and is duly qualified, licensed and in good standing to do business in all jurisdictions where its ownership of property or the nature of its business requires such qualification or licensing, except where the failure to be so qualified or licensed would not have a Material Adverse Effect (as defined herein). The Borrower is duly authorized to execute and deliver the Loan Documents, all necessary action to authorize the execution and delivery of the Loan Documents has been properly taken, and the

          Borrower is and will continue to be duly authorized to borrow under this Agreement and to perform all of the other terms and provisions of the Loan Documents.

     4.2. FINANCIAL STATEMENTS.

          (a) The Borrower has delivered or caused to be delivered to the Bank its consolidated balance sheet and income statement for the fiscal year ended December 31, 1999, for the quarter ended March 31, 2000, and for the quarter and six months ended June 30, 2000 (the "HISTORICAL FINANCIAL STATEMENTS"). The Historical Financial Statements are true, complete and accurate in all material respects and fairly present the consolidated financial condition, assets and liabilities, whether accrued, absolute, contingent or otherwise and the result of Borrower's operations for the period specified therein. The Historical Financial Statements have been prepared in accordance with GAAP, subject in the case of interim statements to normal year-end adjustments and to any comments and notes acceptable to the Bank.

          (b) The Borrower has delivered to the Bank projections of its anticipated financial performance for the period beginning on January 1, 2000 and continuing through December 31, 2000 (the "FINANCIAL PROJECTIONS").

     4.3. NO MATERIAL ADVERSE CHANGE. Since the date of the Historical Financial Statements, the Borrower has not suffered any material damage, destruction or loss to its assets, and no event or condition has occurred or exists, which has resulted or would reasonably be expected to result in a material adverse change in its business, assets, operations, financial condition or results of operation. Since the preparation of the Financial Projections, there has been no material adverse change as against such Financial Projections.

     4.4. BINDING OBLIGATIONS. The Borrower has full power and authority to enter into the transactions provided for in this Agreement and has been duly authorized to do so by appropriate action of its Board of Directors; and the Loan Documents, when executed and delivered by such Borrower, will constitute the legal, valid and binding obligations of such Borrower enforceable in accordance with their terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting the rights of creditors generally, general equitable principles and an implied covenant or good faith and fair dealing.

     4.5. NO DEFAULTS OR VIOLATIONS. There does not exist any Event of Default under this Agreement or any material default or violation by the Borrower of or under any of the terms, conditions or obligations of:
          (i) its articles or certificate of incorporation, regulations or bylaws; (ii) any material indenture, mortgage, deed of trust, franchise, permit, contract, agreement, or other instrument to which it is a party or by which it is bound; or (iii) any material law, regulation, ruling, order, injunction, decree, condition or other requirement applicable to or imposed upon it by any law, the action by any court or any governmental authority or agency; and the consummation of this Agreement and the transactions set forth herein will not result in any such default or violation.

     4.6. TITLE TO ASSETS. The Borrower has valid title to its assets reflected on the Historical Financial Statements, free and clear of all liens and encumbrances, except for (i) current taxes and assessments not yet due and payable, (ii) liens and encumbrances, if any, reflected or noted in the Historical Financial Statements, (iii) assets disposed of by such Borrower in the ordinary course of business since the date of the Historical Financial Statements, and (iv) those liens or encumbrances specified on the Addendum.

     4.7. LITIGATION. There are no actions, suits, proceedings or governmental investigations pending or, to the Borrower's knowledge, threatened against the Borrower, which could reasonably be expected to result in a material adverse change in its business, assets, operations, financial condition or results of operations ("MATERIAL ADVERSE EFFECT") and there is no basis reasonably known to the Borrower for any action, suit, proceedings or investigation which could reasonably be expected to have a Material Adverse Effect. All pending or threatened litigation against the Borrower of which the Borrower has knowledge is listed on the Addendum.

     4.8. TAX RETURNS. The Borrower has filed all returns and reports that are required to be filed in connection with any federal, state or local tax, duty or charge levied, assessed or imposed upon it or its property or withheld by it, including unemployment, social security and similar taxes and all of such taxes (including distributions to stockholders in respect of taxes on the Borrower's earnings attributable to such stockholders), have been either paid or adequate reserves or other provisions have been made.

     4.9. EMPLOYEE BENEFIT PLANS. Each employee benefit plan as to which the Borrower may have any liability complies in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"), including minimum funding requirements, and (i) no Prohibited Transaction (as defined under ERISA) has occurred with respect to any such plan, (ii) no Reportable Event (as defined under Section 4043 of ERISA) has occurred with respect to any such plan which would cause the Pension Benefit Guaranty Corporation to institute proceedings under Section 4042 of ERISA, (iii) the Borrower has not withdrawn from any such plan or initiated steps to do so, and
          (iv) no steps have been taken to terminate any such plan.

    4.10. ENVIRONMENTAL MATTERS. The Borrower is in compliance, in all material respects, with all Environmental Laws, including, without limitation, all Environmental

          Laws in jurisdictions in which the Borrower owns or operates, or has owned or operated, a facility or site, stores Collateral, arranges or has arranged for disposal or treatment of hazardous substances, solid waste or other waste, accepts or has accepted for transport any hazardous substances, solid waste or other wastes or holds or has held any interest in real property or otherwise. Except as otherwise disclosed on the Addendum, no litigation or proceeding arising under, relating to or in connection with any Environmental Law is pending or, to the best of the Borrower's knowledge, threatened against the Borrower, any real property which the Borrower holds or has held an interest or any past or present operation of the Borrower. To the knowledge of the Borrower, no release, threatened release or disposal of hazardous waste, solid waste or other wastes is occurring, or has occurred, on, under or to any real property in which the Borrower holds any interest or performs any of its operations, in material violation of any Environmental Law. As used in this Section, "LITIGATION OR PROCEEDING" means any demand, claim notice, suit, suit in equity, action, administrative action, investigation or inquiry whether brought by a governmental authority or other person, and "ENVIRONMENTAL LAWS" means all provisions of laws, statutes, ordinances, rules, regulations, permits, licenses, judgments, writs, injunctions, decrees, orders, awards and standards promulgated by any governmental authority concerning health, safety and protection of, or regulation of the discharge of substances into, the environment.

    4.11. INTELLECTUAL PROPERTY. The Borrower owns or, to the best of Borrower's knowledge, has the right to use all patents, patent rights, trademarks, trade names, service marks, copyrights, intellectual property, technology, know-how and processes necessary for the conduct of its business as currently conducted that are material to the condition (financial or otherwise), business or operations of the Borrower.

    4.12. REGULATORY MATTERS. No part of the proceeds of the Facility will be used for "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time in effect or for any purpose which violates the provisions of the Regulations of such Board of Governors.

    4.13. SOLVENCY. As of the date hereof and after giving effect to the transactions contemplated by the Loan Documents, the Borrower will have sufficient cash flow to enable it to pay its debts as they mature.

    4.14. DISCLOSURE. None of the Loan Documents contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements contained in this Agreement or the Loan Documents not misleading.

    4.15. YEAR 2000. The Borrower has reviewed the areas within its business and operations which could be adversely affected by, and has developed or is developing a program to address on a timely basis the risk that certain computer applications used by the Borrower may be unable to recognize and perform properly date-sensitive functions involving dates prior to and after December 31, 1999 (the "YEAR 2000 PROBLEM"). The rollover to calendar year 2000 has not resulted in, and the Year 2000 Problem will not result in, any Material Adverse Effect.

5. AFFIRMATIVE COVENANTS. The Borrower agrees that from the date of execution of this Agreement until all Obligations have been fully paid and any commitments of the Bank to the Borrower have been terminated, the Borrower will:

     5.1. BOOKS AND RECORDS. Maintain books and records accurately and properly such that the presentation of its financial statements is in accordance with GAAP and give representatives of the Bank access thereto at all reasonable times following notice from the Bank, including permission to examine, copy and make abstracts from any of such books and records and such other information as the Bank may from time to time reasonably request, and the Borrower will make available to the Bank for examination copies of any reports, statements or returns which the Borrower may make to or file with any governmental department, bureau or agency, federal or state. Borrower will notify the Bank in writing of any material changes from the assumptions and methodologies employed in the Borrower's preparation and presentation of its Historical Financial Statements.

     5.2. INTERIM FINANCIAL STATEMENTS; CERTIFICATE OF NO DEFAULT; ACCOUNTS RECEIVABLE. Furnish the Bank within twenty (20) days after the end of each month: (i) a detailed report on its accounts receivable in such reasonable detail consistent with the form currently used by the Borrower's management; and (ii) a certificate signed by such officer which verifies compliance with applicable financial covenants for the period then ended and whether any Event of Default exists, and, if so, the nature thereof and the corrective measures the Borrower proposes to take; PROVIDED, HOWEVER, that the Borrower is required to furnish such reports only during the months the Borrower has outstanding Obligations under this Agreement.

          The Borrower shall also provide within forty-five (45) days of the end of each fiscal quarter its Financial Statements (as defined hereinafter) for such period, in reasonable detail, certified by the president, chief executive officer or chief financial officer of the Borrower and prepared in accordance with GAAP applied from period to period. "FINANCIAL STATEMENTS" means the Borrower's consolidated and, if required by the Bank in its reasonable discretion, consolidating balance sheets, income statements and statements of cash flows for the year, month or (excepting statements of cash flows) quarter together with year-to-date figures and comparative figures for the corresponding periods of the prior year.

     5.3. ANNUAL FINANCIAL STATEMENTS. Furnish the Borrower's Financial Statements to the Bank within 120 days after the end of each fiscal year. Those Financial Statements will be prepared in accordance with GAAP and audited by an independent certified public accountant selected by the Borrower and reasonably satisfactory to the Bank. Audited Financial Statements shall contain the unqualified opinion of an independent certified public accountant and its examination shall have been made in accordance with GAAP. The Borrower will also provide filings made with any regulatory authority, to the extent requested by the Bank, and such other information reasonably requested by the Bank, from time to time.

     5.4. PAYMENT OF TAXES AND OTHER CHARGES. Pay and discharge in accordance with past practice all indebtedness and pay when due all taxes, assessments, charges, levies and other liabilities imposed by government authorities upon the Borrower, or upon the Borrower's stockholders because of the Borrower, its income, profits, property or business, except those which currently are being contested in good faith by appropriate proceedings and for which the Borrower shall have set aside adequate reserves in accordance with GAAP or made other adequate provision with respect thereto acceptable to the Bank.

     5.5. MAINTENANCE OF EXISTENCE, OPERATION AND ASSETS. Do all things necessary to maintain, renew and keep in full force and effect its organizational existence and all rights, permits and franchises necessary to enable it to continue its business; continue in operation in substantially the same manner as at present; keep its properties in good operating condition and repair; and make all necessary and proper repairs, renewals, replacements, additions and improvements thereto.

     5.6. INSURANCE. Maintain with financially sound and reputable insurers, insurance with respect to its property and business against such casualties and contingencies, of such types and in such amounts as is customary for established companies engaged in the same or similar business and similarly situated. In the event of a conflict between the provisions of this Section and the terms of any Security Documents relating to insurance, the provisions in the Security Documents will control.

     5.7. COMPLIANCE WITH LAWS. Comply in all material respects with all laws applicable to the Borrower and to the operation of its business (including any statute, rule or regulation relating to employment practices and pension benefits or to environmental, occupational and health standards and controls).

     5.8. BANK ACCOUNTS. Establish and maintain at the Bank or at an affiliate of the Bank all of the Borrower's main depository accounts.

     5.9. FINANCIAL COVENANTS. Comply with all of the financial and other covenants, if any, set forth on the Addendum, subject to all applicable cure periods set forth herein.

    5.10. ADDITIONAL REPORTS. Provide prompt written notice to the Bank of the occurrence of any of the following of which the Borrower obtains knowledge (together with a description of the action which the Borrower proposes to take with respect thereto): (i) any Event of Default, (ii) any litigation filed by or against the Borrower, (iii) any Reportable Event or Prohibited Transaction with respect to any Employee Benefit Plan(s) (as defined in ERISA), or (iv) any event which might reasonably be expected to have a Material Adverse Effect.

6. NEGATIVE COVENANTS. The Borrower covenants and agrees that from the date of execution of this Agreement until all Obligations have been fully paid and any commitments of the Bank to the Borrower have been terminated, the Borrower will not, except as set forth in the Addendum, without the prior written consent of the Bank, which will not be unreasonably withheld or delayed:

     6.1. INDEBTEDNESS. Incur any indebtedness for borrowed money other than:
          (i) the Facility and any subsequent indebtedness to the Bank; (ii) existing indebtedness disclosed on the Borrower's Historical Financial Statements; (iii) additional unsecured indebtedness (including capital leases) in an amount not to exceed in the aggregate at any time Five Million Dollars ($5,000,000); or (iv) payables incurred in the ordinary course of business.

     6.2. LIENS AND ENCUMBRANCES. Except as provided in Section 4.6, create, assume or permit to exist any mortgage, pledge (excluding pledges by the Borrower's stockholders of the capital stock of the Borrower), encumbrance or other security interest or lien upon any assets now owned or hereafter acquired or enter into any lease or any arrangement for the acquisition of property subject to any conditional sales agreement, other than liens securing indebtedness permitted under
          Section 6.1 or statutory liens which do not materially affect the Collateral, or in the aggregate, materially impair the ability of the Borrower to perform its Obligations hereunder or under the other Loan Documents.

     6.3. ADVANCES OR INVESTMENTS. Purchase or hold beneficially any stock, other securities or evidences of indebtedness of any loans, advances to, or make any investment or acquire any interest whatsoever in, any other person, firm or corporation except:

          (i) trade credit extended on usual and customary items in the ordinary course of business;

          (ii) loans to employees to purchase the capital stock of the Borrower as disclosed in the Addendum;

          (iii) transfers to subsidiaries or affiliates;

          (iv) investments in direct obligations of the United States of America or any agency or instrumentality thereof or obligation backed by the full faith and credit of the United States of America maturing in twelve (12) months or less from the date of investment;

          (v) investments in commercial paper maturing in 180 days or less rated not lower than A-1, by Standard & Poor's or P-1 by Moody's Investors Service, Inc. on the date of the investment;

          (vi) investments in demand deposits, time deposits or certificates of deposit maturing within one year in commercial banks whose obligations are rated A-1, A or the equivalent or better by Standard & Poor's on the date of the investment (items (iv), (v), and (vi) collectively referred to as the "PERMITTED INVESTMENTS"); and

         (vii) the Borrower may acquire the assets or securities of any other Person provided that (i) at the time of such acquisition no Event of Default shall have occurred and be continuing or be caused by such acquisition, (ii) the assets become the property of the Borrower, subject, in the case of Accounts, to the Bank's prior perfected security interest and, in the case of an acquisition of securities, the Person becomes jointly and severally obligated to the Bank for the Obligations on terms satisfactorily to the Bank,
               (iii) the board of directors or other equivalent governing body of such acquired Person shall have approved such acquisition, (v) the acquired Person is engaged in a business related to that of the Borrower, and (vi) the Borrower shall have provided the Bank at least three (3) Business Days prior to such acquisition, with a certificate stating that (A) such acquisition shall not violate any covenants of this Agreement and (B) establishing that, on a twelve month pro forma basis after taking into account the acquisition, the Borrower is in compliance with the financial covenants set forth in this Agreement ("PERMITTED ACQUISITIONS").

          PROVIDED, HOWEVER, that (A) the Permitted Investments are made in connection with a treasury management and investment program approved by the Borrower's Board of Directors; and (B) Permitted Acquisitions do not exceed $10,000,000 in the aggregate consideration (including consideration paid and debt assumed).

     6.4. MERGER OR TRANSFER OF ASSETS. Merge or consolidate with or into any person, firm or corporation, except a merger of OTG and a wholly-owned subsidiary of OTG, or, during any fiscal year, lease, sell, transfer or otherwise dispose of its property or assets (excluding the sale of inventory and obsolete or unused equipment in the ordinary course of business), whether now owned or hereafter acquired.

     6.5. CHANGE IN BUSINESS, MANAGEMENT OR OWNERSHIP. Make or permit any material change in any of its lines of business as carried on as of the date hereof.

     6.6. DIVIDENDS. Declare or pay any dividends on or make any distribution with respect to any class of its equity or ownership interest, or purchase, redeem, retire or otherwise acquire any of its equity; PROVIDED, HOWEVER, that such restriction shall not apply once the Borrower is profitable. For purposes of this Section 6.6, the term "PROFITABLE" shall mean positive Net Income after Taxes, measured in accordance with generally accepted accounting principles consistently applied.

7. EVENTS OF DEFAULT. The occurrence of any of the following will be deemed to be an "EVENT OF DEFAULT":

     7.1. PAYMENT DEFAULT. The Borrower shall fail to pay any payment of principal when due or any payment of interest within five (5) business days following the date when due, in respect of the Obligations.

     7.2. MATERIAL ADVERSE CHANGE. There shall be a material adverse change in the business, operations, assets, financial condition or results of operations of the Borrower.

     7.3. COVENANT DEFAULT. The Borrower shall default in the performance of, or violate any of, the covenants or agreements contained in this Agreement, which default shall not have been cured within thirty (30) business days after the occurrence thereof.

     7.4. BREACH OF WARRANTY. Any Financial Statement, representation, warranty or certificate made or furnished by the Borrower to the Bank in connection with this Agreement shall be false, incorrect or incomplete in any material respect when made.

     7.5. BANKRUPTCY OR INSOLVENCY. A proceeding shall have been instituted in a court having jurisdiction over the Borrower seeking a decree or order for relief in respect of the Borrower in an involuntary case under any applicable bankruptcy, insolvency reorganization or other similar law and such involuntary case shall remain undismissed or unstayed and in effect for a period of sixty (60) consecutive days, or the Borrower shall commence a voluntary case under any such law or consent to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or other similar official).

     7.6 OTHER DEFAULT. The occurrence of an Event of Default as defined in the Revolving Credit Note or any of the Security Documents, or a violation of any of the requirements set forth in the Borrowing Base Rider.

          Upon the occurrence of an Event of Default, and at any time thereafter, the Bank may declare all Obligations hereunder immediately due and payable will have all rights and remedies (which are cumulative and not exclusive) specified in the Revolving Credit Note and the Security Documents and available under applicable law or in equity upon the delivery of prior written notice to the Borrower.

     8.1 CONDITIONS. The Bank's obligation to enter into this Agreement is subject to the Borrower's satisfaction of the following conditions:

          (a) NO EVENT OF DEFAULT. No Event of Default or event which with the passage of time, provision of notice or both would constitute an Event of Default shall have occurred and be continuing.

          (b) AUTHORIZATION DOCUMENTS. The Borrower shall have furnished to the Bank certified copies of resolutions of the board of directors authorizing the execution of this Agreement, the Revolving Credit Note or any of the Security Documents; or other proof of authorization satisfactory to the Bank.

          (c) RECEIPT OF LOAN DOCUMENTS. The Borrower shall have executed and delivered to the Bank the Loan Documents and such other instruments and documents which the Bank may reasonably request in connection with the transactions provided for in this Agreement.

          (d) COLLATERAL/SECURITY. The Bank shall have received first priority security interests and liens on all assets of the Borrower and shall have received all such instruments and documents necessary to perfect such security interests and liens.

          (e) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Borrower to the Bank shall be true and correct in all respects.

     8.2. ADDITIONAL ADVANCES. At the time of making each Advance under the Revolving Credit or the issuance of any Letter of Credit, and after giving effect to any such proposed extensions of credit: (i) the representations and warranties of the Borrower contained in the Loan Documents shall be true on and as of the date of such funding or Advance with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which expressly relate solely to an earlier date or time, which representations and warranties shall be true and correct on and as of the specific dates or times referred to therein) and the Borrower shall have performed and complied with all covenants and conditions hereof; (ii) no Event of Default or any event specified in Section 7, which, with the giving of notice, lapse of time or both, would become an Event of Default, shall have occurred and be continuing or shall exist; (iii) the advancement of funds under the Revolving Credit or the issuance of a

     Letter of Credit shall not contravene any law applicable to the Borrower or the Bank, as applicable; and (iv) the Borrower shall have delivered to the Bank a duly executed and completed Advance Request or L/C Agreement.

9. EXPENSES. The Borrower agrees to pay the Bank, upon the closing of this Agreement, and otherwise on demand, all reasonable and necessary costs and expenses incurred by the Bank in connection with the (i) preparation, negotiation and delivery of this Agreement and the other Loan Documents, and any modifications thereto (including reasonable attorney's fees, and (ii) collection of the loan or instituting, maintaining, preserving, enforcing and foreclosing the security interest in any of the collateral securing the Facility, whether through judicial proceedings or otherwise, or in defending or prosecuting any actions or proceedings arising out of or relating to this Agreement, including reasonable fees and expenses of counsel, expenses for auditors, appraisers and environmental consultants, lien searches, recording and filing fees and taxes.

10. INCREASED COSTS. Within twenty (20) days following written demand, together with the written evidence of the justification therefor, the Borrower agrees to pay the Bank all direct costs incurred and any losses suffered or payments made by the Bank as a consequence of making the Facility by reason of any change in law or regulation or its interpretation imposing any reserve, deposit, allocation of capital or similar requirement (including without limitation, Regulation D of the Board of Governors of the Federal Reserve System) on the Bank, its holding company or any of their respective assets; PROVIDED, HOWEVER, that the Bank shall make no such written demand on the Borrower unless similar demands have been made against all other similarly situated customers of the Bank.

11. INDEMNITY. In addition to the compensation required by Section 10, the Borrower shall jointly and severally indemnify the Bank against all liabilities, losses or expenses (including loss of margin, any loss or expense incurred in liquidating or employing deposits from third parties and any loss or expense incurred in connection with funds acquired by a Bank to fund or maintain Advances subject to a LIBOR-Rate Option) which the Bank sustains or incurs as a consequence of any:

       (i) payment, prepayment, conversion or renewal of any Advance to which a LIBOR-Rate Option applies on a day other than the last day of the corresponding Interest Period (whether or not such payment or prepayment is mandatory, voluntary or automatic and whether or not such payment or prepayment is then due);

       (ii) attempt by the Borrower to revoke (expressly, by later inconsistent notices or otherwise) in whole or part any Advance Request under
            Section 2.5 or Section 2.2(c) or notice relating to prepayments as set forth in the Revolving Credit Note of even date herewith; or

      (iii) default by the Borrower in the performance or observance of any covenant or condition contained in this Agreement or any other Loan Document, including any failure of the Borrower to pay when due (by acceleration or otherwise) any principal, interest or any other amount due hereunder.

         If any Bank sustains or incurs any such loss or expense, it shall from time to time notify the Borrower of the amount determined in good faith by the Bank (which determination may include such reasonable assumptions, allocations of costs and expenses and averaging or attribution methods) to be necessary to indemnify the Bank for such loss or expense. Such notice shall set forth in reasonable detail the basis for such determination. Such amount shall be due and payable by the Borrower to the Bank ten (10) Business Days after such notice is given.

12.  MISCELLANEOUS.

    12.1. NOTICES. All notices, demands, requests, consents, approvals and other communications required or permitted hereunder must be in writing and will be effective upon receipt if delivered personally to such party, or if sent by facsimile transmission with confirmation of delivery, or by nationally recognized overnight courier service, to the address set forth below or to such other address as any party may give to the other in writing for such purpose:

         To the Bank:                              To the Borrower:

         PNC Bank, National Association            OTG Software, Inc.
         VentureBank@PNC                           6701 Democracy Boulevard
         11600 Sunrise Valley Drive                Suite 805
         Reston, VA  20191                         Bethesda, MD  20817
         Attention:  Katharine S. Kappler          Attention:  Ronald W. Kaiser
         Facsimile No.:  703-391-9734              Facsimile No.:  301-897-4794

     12.2 PRESERVATION OF RIGHTS. No delay or omission on the part of the Bank to exercise any right or power arising hereunder will impair any such right or power or be considered a waiver of any such right or power or any acquiescence therein, nor will the action or inaction of the Bank impair any right or power arising hereunder. The rights and remedies hereunder of the Bank are cumulative and not exclusive of any other rights or remedies which the Bank may have under other agreements, at law or in equity.

    12.3. ILLEGALITY. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

    12.4. CHANGES IN WRITING. No modification, amendment or waiver of any provision of this Agreement will in any event be effective unless the same is in writing and signed by the Bank and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on the Borrower in any case will entitle the Borrower to any other or further notice or demand in the same, similar or other circumstance.

    12.5. ENTIRE AGREEMENT. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

    12.6. COUNTERPARTS. This Agreement may be signed in any number of counterpart copies and by the parties hereto on separate counterparts, but all such copies shall constitute one and the same instrument.

    12.7. SUCCESSORS AND ASSIGNS. This Agreement will be binding upon and inure to the benefit of the Borrower and the Bank and their respective, successors and assigns; PROVIDED, HOWEVER, that the Borrower may not assign this Agreement in whole or in part without the prior written consent of the Bank and the Bank at any time may assign this Agreement to a recognized institutional lender who agrees in writing to be bound to all confidentiality obligations of the Bank in connection with any Loan Documents, in whole or in part, upon prior written notice to the Borrower.

    12.8. INTERPRETATION. In this Agreement, unless the Bank and the Borrower otherwise agree in writing, the singular includes the plural and the plural the singular; words importing any gender include the other genders; references to statutes are to be construed as including all statutory provisions consolidating, amending or replacing the statute referred to; the word "or" shall be deemed to include "and/or", the words "including", "includes" and "include" shall be deemed to be followed by the words "without limitation"; references to articles, sections (or subdivisions of sections) or exhibits are to those of this Agreement unless otherwise indicated; and references to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications to such instruments, but only to the extent such amendments and other modifications are not prohibited by the terms of this Agreement. Section headings in this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. Unless otherwise specified in this Agreement, all accounting terms shall be interpreted and all accounting determinations shall be made in accordance with GAAP. If this Agreement is executed by more than one party as Borrower, the obligations of such persons or entities will be joint and several.

    12.9. ASSIGNMENTS AND PARTICIPATION. Notwithstanding any other provisions of this Agreement, the Bank may, at any time in its sole discretion, without any notice to the Borrower, sell, assign, transfer, negotiate, grant participation in, or otherwise dispose of all or any part of the Bank's interest in the Facility to a recognized institutional lender who agrees in writing to be bound to all confidentiality obligations of the Bank in connection with any Loan Documents. The Borrower hereby authorizes the Bank to provide, upon notice to the Borrower, any information concerning the Borrower to recognize institutional lenders, including information pertaining to the Borrower's financial condition, business operations or general creditworthiness, to any person or entity which may succeed to or participate in all or any part of the Bank's interest in the Facility, provided that such person or entity agrees to maintain the confidentiality of such information and be bound by all the Bank's confidentiality obligations to the Borrower.

   12.10. GOVERNING LAW AND JURISDICTION. This Agreement has been delivered to and accepted by the Bank and will be deemed to be made in the Commonwealth of Pennsylvania. THIS AGREEMENT WILL BE INTERPRETED AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA, EXCLUDING ITS CONFLICT OF LAWS RULES. The Borrower hereby irrevocably consents to the exclusive jurisdiction of any state or federal court seated in Allegheny County, Pennsylvania, and consents that all service of process be sent by nationally recognized overnight courier service directed to the Borrower at the Borrower's address set forth herein and service so made will be deemed to be completed on the Business Day after deposit with such courier; provided that nothing contained in this Agreement will prevent the Bank from bringing any action, enforcing any award or judgment or exercising any rights against the Borrower, against any security or against any property of the Borrower within any other county, state or other foreign or domestic jurisdiction. The Bank and the Borrower agree that the venue provided above is the most convenient forum for both the Bank and the Borrower. The Borrower waives any objection to venue and any objection based on a more convenient forum in any action instituted under this Agreement.

   12.11. CONFIDENTIALITY. The Bank agrees to keep confidential all non-public information provided to it by the Borrower pursuant to this Agreement that is designated by the Borrower in writing as confidential; PROVIDED that nothing herein shall prevent the Bank from disclosing any such information (i) to any recipient which receives such information having been made aware of the confidential nature thereof,
          (ii) to its employees, directors, agents, attorneys, accountants and other professional advisors, (iii) upon the request or demand of any examiner or other governmental authority or agency having jurisdiction over the Bank, (iv) in response to any order of any court or other governmental authority or agency or as may otherwise be required pursuant to any applicable law, (v) which has been publicly disclosed other than in breach of this Agreement, or (vi) in connection with the exercise of any remedy hereunder.

   12.12. WAIVER OF JURY TRIAL. THE BORROWER AND THE BANK IRREVOCABLY WAIVE ANY AND ALL RIGHT EACH MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR CLAIM OF ANY NATURE RELATING TO THIS AGREEMENT, ANY DOCUMENTS

          EXECUTED IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED IN ANY OF SUCH DOCUMENTS. THE BORROWER AND THE BANK ACKNOWLEDGE THAT THE FOREGOING WAIVER IS KNOWING AND VOLUNTARY.

The Borrower acknowledges that it has read and understood all the provisions of this Agreement, including the waiver of jury trial, and has been advised by counsel as necessary or appropriate.

         WITNESS the due execution of this Loan Agreement as a document under seal, as of the date first written above.

WITNESS:                                     OTG SOFTWARE, INC.

By:  /s/ Andrea Cleary                       By: /s/ Ronald W. Kaiser (SEAL)
     -----------------                           ---------------------------
Print Name:  Andrea Cleary                   Print Name:  Ronald W. Kaiser
             -------------                                ----------------
Title:  Executive Assistant                  Title:  Chief Financial Officer
        -------------------                          -----------------------
                                             PNC BANK,
                                             NATIONAL ASSOCIATION

                                             By: /s/ Katharine S. Kappler
                                                 ------------------------
                                             Print Name: Katharine S. Kappler
                                                         --------------------
                                             Title:  Managing Director
                                                     -----------------

ADDENDUM to that certain Loan Agreement dated October 30, 2000 between OTG SOFTWARE, INC. (the "BORROWER") and PNC BANK, NATIONAL ASSOCIATION.

                             I. FINANCIAL COVENANTS

1. The Borrower shall maintain a ratio of Current Assets to Current Liabilities (measured each month at month end) of at least 2.0:1.0.

2. The Borrower shall maintain a ratio of Total Liabilities to Tangible Net Worth (measured each month end at month end) of no more than 0.5:1.0.

3. The Borrower will not permit its Tangible Net Worth to be less than $20,000,000 for the quarter ending September 30, 2000 and all fiscal quarters thereafter. The foregoing minimum Tangible Net Worth level will be increased by the amounts of any new equity or subordinated debt investments after the date of this Agreement.

DEFINITIONS:

     "CURRENT ASSETS" means the sum of cash, accounts receivable and marketable securities.

     "CURRENT LIABILITIES" means the sum of all current liabilities other than deferred revenue, plus amounts outstanding under the Revolving Credit not classified as current liabilities.

     "GAAP" means generally accepted accounting principles, consistently applied.

     "LOSSES" means net operating income less cash interest expense less than zero, calculated in accordance with GAAP.

     "TANGIBLE NET WORTH" means shareholders' equity less intangible assets (calculated in accordance with GAAP), plus all equity or subordinated and/or convertible debt investments created after the date of this Agreement.

     "TOTAL LIABILITIES" means all current and long term liabilities, including, but not limited to, the net present value of capital leases, guarantees and contingent obligations, less deferred revenues.

                           II. PERMITTED ENCUMBRANCES

              As disclosed in the Borrower's financial statements.

                                 III. LITIGATION

                                      NONE

SECTION 4.8 TAX RETURNS

         In 1999, the Company discovered that it owed sales and use tax in 12 states in which it had not filed sales and use tax returns. The aggregate liability for these taxes is approximately $110,000. The Company believes that it has established an adequate reserve for the settlement of this obligation. The Company has now filed sales and use tax returns in 11 of the states in which it has a reporting obligation and paid the required taxes in such states. The Company is currently in discussions with the State of Maryland regarding sales and use taxes for October 1996 through September 2000 and will file its tax return and pay the required taxes upon conclusion of these discussions. The Company has established procedures to ensure it files all of its tax returns accurately and on a timely basis.

SECTION 4.6 TITLE TO ASSETS

LIENS AND ENCUMBRANCES

LEASE COMMITMENT

         In June 2000, the Company entered into a lease commitment for a portion of an office building currently being constructed in Rockville, Maryland. The payments due under the ten-year arrangement total approximately $39 million, based on current cost estimates and excluding renewal options. The lease provides for payments of approximately $271,000 per month during the first year of the agreement escalating to approximately $362,000 per month in the last year of the agreement. The Company expects to occupy the space, which will serve as the Company's new headquarters, in 2001.

SECTION 6.1 INDEBTEDNESS

         In August 2000, the Company established a standby line of credit at PNC Bank naming the lessor of the Company's new headquarters building as beneficiary. The line of credit was issued in lieu of making a cash payment to the lessor for the security deposit. The line of credit is for $2.8 million and is collateralized by U.S. Treasury Bills. The line of credit expires on August 4, 2001.

                              AMENDED AND RESTATED
                              BORROWING BASE RIDER

         THIS BORROWING BASE RIDER ("RIDER") is executed this 30th day of October, 2000, by and between OTG SOFTWARE, INC., a Delaware corporation (the "BORROWER"), and PNC BANK, NATIONAL ASSOCIATION (the "BANK"). This Rider is incorporated into and made part of that certain Amended and Restated Loan Agreement of even date herewith by and between the Borrower and the Bank, which amends and restates that certain Loan Agreement dated July 22, 1999 between the Borrower and the Bank, as amended by Amendment No. 1 to the Loan Agreement dated March 17, 2000 (as amended, the "LOAN AGREEMENT"), and also into such other financing documents and security agreements as may be executed and delivered pursuant to said Loan Agreement (all such documents including this Rider are collectively referred to as the "LOAN DOCUMENTS"). All initially capitalized terms not otherwise defined in this Rider shall have the same meanings ascribed to such terms in the other Loan Documents.

         Pursuant to the Loan Documents, the Bank has extended a "LOAN" to the Borrower which includes a Revolving Credit Facility with a sublimit for letters of credit under which the Borrower may borrow, repay and reborrow funds at any time prior to the Revolving Credit Expiration Date (the "FACILITY"). As a condition to the Bank's willingness to extend the Facility to the Borrower, the Bank and the Borrower are entering into this Rider in order to set forth their agreement regarding the maximum amount which may be outstanding under the Facility at any time, and for the other purposes set forth below:

         NOW, THEREFORE, in consideration of the foregoing and intending to be legally bound, the parties hereto covenant and agree as follows:

         1. LIMITATIONS ON BORROWINGS UNDER FACILITY. Notwithstanding any provisions to the contrary in any of the other Loan Documents, at no time shall the aggregate principal amounts of indebtedness outstanding at any one time under the Facility (including the aggregate face amount of all Letters of Credit and the aggregate unreimbursed amounts for all drawings under Letters of Credit) exceed the Borrowing Base (as defined hereinafter) at such time. If at any time the aggregate principal amount of indebtedness outstanding under the Facility exceeds the limitation set forth in this Section 1 for any reason, then the Borrower shall repay the amount of such excess to the Bank in immediately available funds within five (5) business days after such limitation has been exceeded.

         2. BORROWING BASE CERTIFICATES. The Borrower shall deliver an updated Borrowing Base Certificate upon the Bank's request at the times required by the Loan Agreement.

         3. CERTAIN DEFINED TERMS. In addition to the words and terms defined elsewhere in this Rider or in the other Loan Documents, as used in this Rider, the following words and terms shall have the following meanings:

         "ACCOUNT" shall mean an "account" or a "general intangible" as defined in the Uniform Commercial Code as in effect in the jurisdiction whose Law governs the perfection of the Bank's security interest therein, whether now owned or hereafter acquired or arising.

         "ACCOUNT DEBTOR" shall mean, with respect to any Account, each Person who is obligated to make payments to either of the Borrower on such Account.

         "AFFILIATE" of the Borrower or any Account Debtor shall mean (a) any Person who (either alone or with a group of Persons, and either directly or indirectly through one or more intermediaries) is in control of, is controlled by or is under common control with the Borrower or such Account Debtor, (b) any director, officer, partner, employee or agent of the Borrower or such Account Debtor, and (c) any member of the immediate family of any natural person described in the preceding clauses (a) and (b). A Person or group of Persons shall be deemed to be in control of the Borrower or an Account Debtor when such Person or group of Persons possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the Borrower or such Account Debtor, whether through the ownership of voting securities, by contract or otherwise.

         "BORROWING BASE" shall mean, for the Revolving Credit, at any time through the Revolving Credit Expiration Date, the lesser of (a) $10,000,000 and
(b) 80% of all Qualified Accounts.

The value at any time of the collateral described in this definition shall be determined by reference to the most recent Borrowing Base Certificate delivered by the Borrower to the Bank.

         "BORROWING BASE CERTIFICATE" shall mean each Borrowing Base Certificate to be delivered by the Borrower to the Bank pursuant to Section 2 of this Rider, in substantially the form attached as EXHIBIT A to this Rider, with blanks appropriately completed, as amended, supplemented or otherwise modified from time to time.

         "LAW" shall mean any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of any Official Body.

         "LIEN" shall mean any mortgage, pledge, security interest, bailment, encumbrance, claim, lien or charge of any kind, including any agreement to give any of the foregoing, any conditional sale or other title retention agreement and any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code.

         "OFFICIAL BODY" shall mean any government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of any government or political subdivision, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

         "PERSON" shall mean an individual, sole proprietorship, corporation, partnership (general or limited), trust, business trust, limited liability company, unincorporated organization or association, joint venture, joint-stock company, Official Body, or any other entity of whatever nature.

         "QUALIFIED ACCOUNTS" shall mean Accounts which are and at all times continue to meet the following conditions:

          (a) The Account duly complies with all applicable Laws, whether Federal, state or local, including but not limited to usury Laws, the Federal Truth in Lending Act, the Federal Consumer Credit Protection Act, the Fair Credit Billing Act, and Regulation Z of the Board of Governors of the Federal Reserve Systems;

          (b) The Account was not originated in or subject to the Laws of a jurisdiction whose Laws would make the account or the grant of the security interest in the Account to the Bank unlawful, invalid or unenforceable;

          (c) The Account was originated by the Borrower in connection with the rendering of services or the provision of products or licenses by the Borrower in the ordinary course of business under an enforceable contract;

          (d) The Account is evidenced by a written invoice or other documentation and arises from a contract, all of which are in form and substance satisfactory to the Bank;

          (e) The Account does not arise out of a contract with, or order from, an Account Debtor that, by its terms, forbids or makes void or unenforceable the grant of the security interest by the Borrower to the Bank in and to the Account arising with respect thereto;

          (f) The title of the Borrower to the Account and, except as to the Account Debtor, to any related goods is absolute and is not subject to any Lien except Liens in favor of the Bank;

          (g) The Account provides for payment in United States Dollars by the Account Debtor;

          (h) The Account shall have amounts owing that are not less than the amounts represented by the Borrower;

          (i) The portion of the Account for which income has not yet been earned or which constitutes unearned discount, services charges or deferred interest shall be ineligible;

          (j) The Account shall be eligible only to the extent that it is not subject to any defense, claim of reduction, counterclaim, set-off, recoupment, or any dispute or claim for credits, allowances or adjustments by the Account

               Debtor because of returned, inferior, damaged goods or unsatisfactory service, or for any other reason;

          (k) No default exists under the Account by any party thereto, and all rights and remedies of the Borrower under the Account are freely assignable by the Borrower;

          (l) The Account has not been outstanding for more than ninety (90) days past the invoice date and is not subject to "dating" terms;

          (m) All Accounts of any particular Account Debtor shall be ineligible if more than fifty percent (50%) of the Accounts of such Account Debtor are outstanding for more than ninety (90) days;

          (n) The Account shall be ineligible to the extent that the aggregate amount of all the Accounts of the Account Debtor and its Affiliates exceed fifteen percent (15) % of all of the Borrower's Accounts.

          (o) The Borrower has not received any note, trade acceptance, draft, chattel paper or other instrument with respect to, or in payment of, the Account, unless, if any such instrument has been received, the Borrower immediately notifies the Bank and, at the Bank's request, endorses or assigns and delivers such instrument to the Bank;

          (p) The Borrower has not received any notice of (i) the filing by or against the Account Debtor of any proceeding in bankruptcy, receivership, insolvency, reorganization, liquidation, conservatorship or any similar proceeding, or (ii) any assignment by the Account Debtor for the benefit of creditors. Upon receipt by the Borrower of any such notice, it will give the Bank prompt written notice thereof;

          (q)  The Account Debtor is not an Affiliate of the Borrower;

          (r) Accounts for which the related Account Debtor is domiciled in any country other than the United States of America shall be ineligible to the extent that such Accounts exceed twenty-five percent (25%) of the Borrower's Accounts.

          (s) The Account shall be ineligible if the Account Debtor is an Official Body, unless the Borrower shall have taken all actions deemed necessary by the Bank in order to perfect the Bank's security interest therein, including but not limited to any notices or filings required under the Assignment of Claims Act of 1940, as amended, or other applicable Laws; and

          (t) The Bank has not reasonably deemed such Account ineligible because of uncertainty about the creditworthiness of the Account Debtor (including, without limitation, unsatisfactory past experiences of the Borrower or the Bank with the Account Debtor) or because the Bank otherwise makes a reasonable determination that the collateral value of the Account to the Bank is impaired or that the Bank's ability to realize such value is insecure.

Standards of acceptability shall be fixed and may be revised from time to time solely by the Bank in its exclusive judgment. In the case of any dispute about whether an Account is or has ceased to be a Qualified Account, the decision of the Bank shall be final.

         4. GOVERNING LAW. THIS RIDER WILL BE INTERPRETED AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA, EXCLUDING ITS CONFLICTS OF LAW RULES.

         5. COUNTERPARTS. This Rider may be signed in any number of counterpart copies and by the parties hereto on separate counterparts, but all such copies shall constitute one and the same instrument.

         WITNESS the due execution of this Amended and Restated Borrowing Base Rider as a document under seal, as of the date first written above.

WITNESS:                              OTG SOFTWARE, INC.

By:  /s/ Andrea Cleary                By:  /s/ Ronald W. Kaiser (SEAL)
   -------------------------             ---------------------------------
Print Name: Andrea Cleary             Print Name:  Ronald W. Kaiser
           -----------------                      ------------------------
Title:   Executive Assistant          Title:  Chief Financial Officer
       ---------------------                ------------------------------

                                      PNC BANK,
                                      NATIONAL ASSOCIATION

                                      By:      /s/ Katharine S. Kappler
                                          -------------------------------
                                      Print Name: Katharine S. Kappler
                                                  -----------------------
                                      Title:  Managing Director
                                            -----------------------------

AMENDED AND RESTATED
REVOLVING CREDIT NOTE

$10,000,000                                                   OCTOBER 30, 2000

                 FOR VALUE RECEIVED, OTG SOFTWARE, INC., a Delaware corporation, (the "BORROWER"), as the borrower promise to pay to the order of PNC BANK, NATIONAL ASSOCIATION (the "BANK"), in lawful money of the United States of America in immediately available funds, the principal sum of the lesser of TEN MILLION DOLLARS ($10,000,000) (the "FACILITY") or the aggregate unpaid principal amount outstanding as of the Revolving Credit Expiration Date, together with interest accruing on the outstanding principal balance from the date hereof and other amounts owing under the Loan Documents, as provided below:

                  1. LOAN AGREEMENT. This Note is issued in connection with the Amended and Restated Loan Agreement of even date herewith by and between the Borrower and the Bank, which amends and restates that certain Loan Agreement dated July 22, 1999 between the Borrower and the Bank, as amended by Amendment No. 1 to the Loan Agreement dated March 17, 2000 (as amended, the "LOAN AGREEMENT"), and is secured by the property described in the Security Agreement by and between the Borrower and the Bank and other loan documents entered into in connection with the Loan Agreement (the "LOAN DOCUMENTS") and by such other collateral as previously may have been or may in the future be granted to the Bank to secure this Note.

                  2. RATE OF INTEREST. Amount outstanding under this Note will bear interest at rates per annum determined in accordance with the Loan Agreement. Interest will be calculated on the basis of a year of 360 days for the actual number of days in each interest period.

                  3. ADVANCES. The Borrower may borrow, repay and reborrow hereunder until the Revolving Credit Expiration Date, subject to the terms and conditions of this Note and the Loan Documents. The "REVOLVING CREDIT EXPIRATION DATE" shall mean the date 364 days from the date of this Note, or such later date as may be designated by the Bank by written notice from the Bank to the Borrower. The Borrower acknowledges and agrees that in no event will the Bank be under any obligation to extend or renew the Facility or this Note beyond the initial Revolving Credit Expiration Date.

                  4. PAYMENT TERMS. Accrued interest will be due and payable as provided in the Loan Agreement. The outstanding principal balance, any accrued but unpaid interest and all other amounts owing under the Loan Documents shall be due and payable on the Revolving Credit Expiration Date. If any payment under this Note shall become due on a Saturday, Sunday or public holiday under the laws of the Commonwealth of Pennsylvania, such payment shall be made on the next succeeding business day and such extension of time shall be included in computing interest in connection with such payment. The Borrower hereby authorizes the Bank to charge the Borrower's deposit account at the Bank for any payment when due hereunder. Payments received will be applied to charges, fees and expenses (including attorney's fees), accrued interest and principal in any order the Bank may choose, in its sole discretion.

                  5. LATE PAYMENTS; DEFAULT RATE. If the Borrower fails to make any payment of principal when due or any payment of interest or other amount coming due pursuant to the provisions of this Note within five (5) calendar days of the date due and payable, the Borrower also shall pay to the Bank a late charge equal to the lesser of five percent (5%) of the amount of such payment or $500. Such five (5) day period shall not be construed in any way to extend the due date of any such payment. The late charge is imposed for the purpose of defraying the Bank's expenses incident to the handling of delinquent payments and is in addition to, and not in lieu of, the exercise by the Bank of any rights and remedies hereunder, under the other Loan Documents or under applicable law, and any fees and expenses of any agents or attorneys which the Bank may employ. Upon maturity, whether by acceleration, demand or otherwise, and at the option of the Bank upon the occurrence of any Event of Default (as defined in the Loan Agreement) and during the continuance thereof, this Note shall bear interest at a rate per annum equal to the Default Interest Rate (as defined in the Loan Agreement). The Default Interest Rate shall continue to apply whether or not judgment shall be entered on this Note.

                  6. PREPAYMENT. The indebtedness evidenced by this Note may be prepaid in whole or in part at any time without penalty, except as provided in the Loan Agreement.

                  7. MISCELLANEOUS. No delay or omission of the Bank to exercise any right or power arising hereunder shall impair any such right or power or be considered to be a waiver of any such right or power, nor shall the Bank's action or inaction impair any such right or power. The Borrower agrees to pay on demand, to the extent permitted by law, all costs and expenses incurred by the Bank in the enforcement of its rights in this Note and in any security therefor, including without limitation reasonable fees and expenses of the Bank's counsel. If any provision of this Note is found to be invalid by a court, all the other provisions of this Note will remain in full force and effect. The Borrower and all other makers and indorsers of this Note hereby forever waive presentment, protest, notice of dishonor and notice of non-payment. The Borrower also waives all defenses based on suretyship or impairment of collateral, except for such impairment which results from the gross negligence or willful misconduct of the Bank. This Note shall bind the Borrower and its heirs, executors, administrators, successors and assigns, and the benefits hereof shall inure to the benefit of the Bank and its successors and assigns.

                  This Amended and Restated Revolving Credit Note is issued in replacement for the Revolving Credit Note dated July 22, 1999 made by the Borrower, under the terms of the Loan Agreement (the "ORIGINAL NOTE"). THE INDEBTEDNESS EVIDENCED BY THE ORIGINAL NOTE IS CONTINUING INDEBTEDNESS AND NOTHING HEREIN SHALL BE DEEMED TO CONSTITUTE A PAYMENT, SETTLEMENT OR NOVATION OF THE ORIGINAL NOTE, OR RELEASE OR OTHERWISE ADVERSELY AFFECT ANY RIGHTS OF THE BANK AGAINST THE BORROWER. ALL AMOUNTS OUTSTANDING UNDER THE ORIGINAL NOTE SHALL BE TRANSFERRED TO, AND BE DEEMED TO BE OUTSTANDING UNDER THIS AMENDED AND RESTATED REVOLVING CREDIT NOTE.

                  THIS NOTE WILL BE INTERPRETED AND THE RIGHTS AND LIABILITIES OF THE BANK AND THE BORROWER DETERMINED IN ACCORDANCE WITH THE LAWS OF THE

COMMONWEALTH OF PENNSYLVANIA. The Borrower hereby irrevocably consents to the exclusive jurisdiction of any state or federal court for the county or judicial district where the Bank's office is located, and consents that all service of process be sent by nationally recognized overnight courier service directed to the Borrower at the Borrower's address set forth in the Loan Agreement and service so made will be deemed to be completed when received by the Borrower; provided that nothing contained in this Note will prevent the Bank from bringing any action, enforcing any award or judgment or exercising any rights against the Borrower individually, against any security or against any property of the Borrower within any other county, state or other foreign or domestic jurisdiction. The Borrower acknowledges and agrees that the venue provided above is the most convenient forum for both the Bank and the Borrower. The Borrower waives any objection to venue and any objection based on a more convenient forum in any action instituted under this Note.

                  8. WAIVER OF JURY TRIAL. EACH OF THE BORROWER AND THE BANK IRREVOCABLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR CLAIM OF ANY NATURE RELATING TO THIS NOTE, ANY DOCUMENTS EXECUTED IN CONNECTION WITH THIS NOTE OR ANY TRANSACTION CONTEMPLATED IN ANY OF SUCH DOCUMENTS. EACH OF THE BORROWER AND THE BANK ACKNOWLEDGES THAT THE FOREGOING WAIVER IS KNOWING AND VOLUNTARY.

                  The Borrower acknowledges that it has read and understood all of the provisions of this Note, including waiver of jury trial, and has been advised by counsel as necessary or appropriate.


                           [Signature Page to Follow]

                  WITNESS the due execution of this Amended and Restated Revolving Credit Note as a document under seal, as of the date first written above, with the intent to be legally bound hereby.




WITNESS:                                       OTG SOFTWARE, INC.

By:  /s/ Andrea Cleary                         By:  /s/ Ronald W. Kaiser (SEAL)
   ------------------------                        ----------------------------

Print Name: Andrea Cleary                      Print Name:  Ronald W. Kaiser
           ----------------                               ---------------------

Title:   Executive Assistant                   Title:  Chief Financial Officer
         -------------------                           ------------------------